UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

Catalyst Bancorp, Inc.
(Name of Issuer)

Common Stock, par value of $0.01 per share
(Title of Class of Securities)

14888L101
(CUSIP Number)

December 31, 2023
(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 14888L101
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Mount Grey Partners LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a) ☐ (b) ☐
3	SEC® USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 282,791
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 282,791

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 282,791
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.93%
12	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 14888L101
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Mount Grey Capital LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a) ☐ (b) ☐
3	SEC® USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 282,791
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 282,791

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 282,791
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.93%
12	TYPE OF REPORTING PERSON (see instructions) IA

CUSIP No. 14888L101
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Mount Grey Partners GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a) ☐ (b) ☐
3	SEC® USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 282,791
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 282,791

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 282,791
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.93%
12	TYPE OF REPORTING PERSON (see instructions) OO

CUSIP No. 14888L101
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Paul Magidson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a) ☐ (b) ☐
3	SEC® USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 282,791
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 282,791

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 282,791
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.93%
12	TYPE OF REPORTING PERSON (see instructions) IN

CUSIP No. 14888L101
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Robert Haderer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a) ☐ (b) ☐
3	SEC® USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 282,791
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 282,791

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 282,791
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.93%
12	TYPE OF REPORTING PERSON (see instructions) IN

Item 1(a).	Name of Issuer:

Catalyst Bancorp, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

235 N. Court Street, Opelousas, LA, 70570

Item 2(a).	Name of Person Filing:

Mount Grey Partners LP Mount Grey Capital LLC Mount Grey Partners GP LLC Paul Magidson Robert Haderer

Item 2(b).	Address of Principal Business Office or, if none, Residence:

Mount Grey Partners LP

c/o Mount Grey Capital LLC

19 Carlile Terrace,

Little Silver, NJ 07739

United States of America

Mount Grey Capital LLC

19 Carlile Terrace,

Little Silver, NJ 07739

United States of America

Mount Grey Partners GP LLC

19 Carlile Terrace,

Little Silver, NJ 07739

United States of America

Paul Magidson

c/o Mount Grey Capital LLC

19 Carlile Terrace,

Little Silver, NJ 07739

United States of America

Robert Haderer

c/o Mount Grey Capital LLC

19 Carlile Terrace,

Little Silver, NJ 07739

United States of America

Item 2(c).	Citizenship:

Mount Grey Partners LP – Delaware limited partnership

Mount Grey Capital LLC – Delaware limited liability company

Mount Grey Partners GP LLC – Delaware limited liability company

Paul Magidson– United States of America

Robert Haderer – United States of America

Item 2(d).	Title of Class of Securities:

Common Stock, par value of $0.01 per share

Item 2(e).	CUSIP Number: 14888L101

Item 3.	If this Statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under Section 15 of the Act;
	(b)	☐	Bank as defined in Section 3(a)(6) of the Act;
	(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act;
	(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940;
	(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;
	(j)	☐	A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J);
	(k)	☐	Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
	(a)	Amount Beneficially Owned:		Mount Grey Partners LP –282,791 Mount Grey Capital LLC – 282,791 Mount Grey Partners GP LLC – 282,791 Paul Magidson – 282,791 Robert Haderer – 282,791
	(b)	Percent of Class:		Mount Grey Partners LP – 5.93% Mount Grey Capital LLC – 5.93% Mount Grey Partners GP LLC – 5.93% Paul Magidson – 5.93% Robert Haderer – 5.93%%
	(c)	Number of shares as to which such person has:
		(i)	sole power to vote or to direct the vote:	Mount Grey Partners LP -0 Mount Grey Capital LLC – 0 Mount Grey Partners GP LLC - 0 Paul Magidson– 0 Robert Haderer – 0
		(ii)	shared power to vote or to direct the vote:	Mount Grey Partners LP –282,791 Mount Grey Capital LLC – 282,791 Mount Grey Partners GP LLC – 282,791 Paul Magidson – 282,791 Robert Haderer – 282,791
		(iii)	sole power to dispose or to direct the disposition of:	Mount Grey Partners LP -0 Mount Grey Capital LLC – 0 Mount Grey Partners GP LLC - 0 Paul Magidson– 0 Robert Haderer – 0
		(iv)	shared power to dispose or to direct the disposition of:	Mount Grey Partners LP –282,791 Mount Grey Capital LLC – 282,791 Mount Grey Partners GP LLC – 282,791 Paul Magidson – 282,791 Robert Haderer – 282,791

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect for the time being.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 7, 2024

/s/ Paul Magidson
MOUNT GREY PARTNERS LP*
By:	MOUNT GREY PARTNERS GP LLC
Name:	Paul Magidson,
Title:	Managing Member

MOUNT GREY CAPITAL LLC
Paul Magidson, Managing Member
(Name/Title)

/s/ Paul Magidson
(Signature)

MOUNT GREY PARTNERS GP LLC
Paul Magidson, Managing Member
(Name/Title)

/s/ Paul Magidson
(Signature)

PAUL MAGIDSON

/s/ Paul Magidson
(Signature)

ROBERT HADERER

/s/ Robert Haderer
(Signature)